Sub-Item 77Q2

Nuveen Select Tax-Free Income Portfolio 3
811-6693
33-48420

Based on a review of the SEC Forms 3, 4
and 5 furnished
to the Fund, the Fund believes that all
Section 16(a)
filing requirements applicable to the Funds
officers
and directors, investment adviser and
affiliated
persons of the investment adviser were
complied with,
except that the Form 4 report, Statement of
Changes in
Beneficial Ownership, on behalf
of the officers listed below was filed late
on May 25, 2004, accession numbers
0001189642-04-000366, 0001189642-04-
000367
and 0001189642-04-000368.

There are no greater than ten-percent
shareholders of the Fund.


OFFICERS:

Scott R. Romans
Daniel S. Solender
Cathryn Steeves